Loan Agreement

Party A (hereinafter referred to as the “Lender”):  Tianjin Tianshi Biological Engineering Co., Ltd.

Party B (hereinafter referred to as the “Borrower”): Tianjin Tiens Life Resources Co., Ltd.

The Lender and the Borrower have reached and signed a loan agreement which should be observed by both parties.

In order to support the business development of the Borrower, the Lender agrees to make the outstanding of Advances from Customers by the end of June 30, 2010 as a loan to the Borrower on the following terms:

1.	The amount of the Loan: RMB Sixty million (RMB 60,000,000.00);

2.	The term of the loan agreement: From July 1, 2010 to December 31, 2010;

3.	The type of the Loan: short-term loan;

4.	The interest rate is the same as benchmark interest rate of the people’s bank of china in July 1 (5.31%APR);

5.
The Lender approves that the Borrower can pay off the loan before December 31, 2010 without any default interest.   The Borrower only needs to pay the interest during the period of July 1, 2010 to the day paying off the loan.

This agreement is made in English and Chinese respectively with four copies with the same legal effects, and Chinese version will prevail if any conflicts existing between two language contents.  This Agreement shall become effective on the date of execution.

The Lender:	The Borrower:
Tianjin Tianshi Biological Engineering Co., Ltd.	Tianjin Tiens Life Resources Co., Ltd.

By: /s/ Jinyuan Li	By: /s/ Baolan Li
Jinyuan Li	Baolan Li
Title: Legal Representative	Title: Legal Representative
August 24, 2010	August 24, 2010